EXHIBIT 99.1
news release
QLT ANNOUNCES REMOVAL OF CONDITIONS ON CDN$65.5 MILLION
REAL ESTATE TRANSACTION

For Immediate Release	August 8, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that the conditions to close on its previously announced agreement to sell the land and building comprising its corporate headquarters and an adjacent undeveloped parcel of land in Vancouver, British Columbia have been removed. The sale and purchase agreement provides for the sale of the real estate to Discovery Parks Holdings Ltd. (“Discovery Parks”), an affiliate of Discovery Parks Trust, a private Canadian trust that designs and builds research facilities for the benefit of the people of British Columbia, for Cdn$65.5 million. In conjunction with the sale, QLT will enter into a five year lease with Discovery Parks for approximately thirty percent of the facility and will provide two-year 6.5% interest-only second mortgage vendor financing in the amount of Cdn$12 million. The transaction is now expected to close at the end of August, 2008.
“We are pleased to announce the removal of the conditions to close our second asset deal, the sale of our land and building to Discovery Parks, a unique organization that is dedicated to furthering research in the biotech and technology industries,” said Bob Butchofsky, President and Chief Executive Officer. “This event brings us one step closer to completing the sale of another non-core asset in connection with our strategic corporate restructuring. We continue to work towards divesting the remainder of our non-core assets including Atrigel® and Eligard® to further increase shareholder value.”
The transaction has been approved by the board of directors of each of QLT and Discovery Parks. The transaction was subject to a number of closing conditions including: the completion of satisfactory physical, economic and environmental due diligence on the properties, receipt of title opinions, agreement on the form of lease with respect to QLT’s tenancy, and the purchaser having obtained acceptable financing.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

About Discovery Parks Trust
Discovery Parks Trust is B.C.’s leading operator of office and laboratory research space for the technology and life sciences sectors. By housing spin-off companies and those seeking to develop stronger relationships with post-secondary institutions, Discovery Parks’ multi-tenant facilities provide an essential bridge between industry and academia in B.C. for knowledge and technology transfer. A unique social enterprise, Discovery Parks is a private company with a public purpose. It has distributed more than $12.6 million of its operating profits to benefit academic research in B.C. A leader in green building development, Discovery Parks built Canada’s first LEED-certified lab building in 2003 and is currently constructing DiscoveryGreen in Burnaby, B.C.
In 2002, Discovery Parks was recognized by its peers with the Outstanding Research/Science Park Achievement Award from the Association of University Research Parks. Discovery Parks is also a key contributor to the B.C. Technology Industry Scholarship Fund, supporting young scientists and technologists in their academic endeavours. For more information, visit Discovery Parks’ web site at http://www.discoveryparks.com.
QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release that are not historical facts constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our statements related to the closing of our real estate transaction, including our expectations as to the timing therefor; our plans to divest certain other non-core assets described in the press release; and statements which contain language such as “expects,” “will,” “plans,” “potential,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Factors that could cause actual events or results to differ materially include, but are not limited to: the risk that the sale of our real estate does not close for any reason, and the timing of any such closing is uncertain; the Company’s ability to successfully complete the sale of one or more of the other assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; and other factors, including those described in detail in QLT’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.